Exhibit 99.1

INTRODUCTION:

Good Afternoon and Welcome to Liquidity Services, Inc.’s Earnings Release Conference Call for the Fiscal Second Quarter for the three months ending March 31, 2006.  During this call we will refer to Liquidity Services, Inc. as LSI.  Presenting today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Treasurer and Chief Financial Officer.

This conference call is also being broadcast through the Internet and is available through the Investor Relations section of the Liquidity Services, Inc. website.

Before we begin, I’d like to remind you that matters discussed on this call contain forward-looking statements that involve risks and uncertainties concerning LSI’s expected financial performance as well as LSI’s strategic and operational plans. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future.  We undertake no obligation to update these statements after this call.

Please refer to our SEC filings, including our initial public offering prospectus, as well as our earnings release posted a few minutes ago on our website, for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the investor relations section of our website.

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures.  These non-GAAP measures include EBITDA and adjusted EBITDA.  We believe these non-GAAP measures provide useful information to both management and investors.  These measures, however, should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this conference call, to the nearest GAAP measure, can be found in the financial tables included in the press release.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes GMV and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Welcome and good afternoon. This is Bill Angrick, Chairman and CEO of Liquidity Services, Inc.

We had the pleasure of meeting many of you during our IPO process, and we are delighted to have the opportunity to update you on our business.

As you may have learned from our earnings press release, Q2 was an excellent quarter for the Company as we continued to execute on our unique value proposition with buyers and sellers.

As we discussed during our IPO road show, we believe LSI is a first-of-its-kind company that has successfully developed an online business platform to create value in a segment of the economy that has been slow to leverage e-commerce—the reverse supply chain.

As evidenced by our growth during the March quarter, our online auction marketplaces and integrated services, such as distribution center support, shipping management, merchandising, and transaction settlement, continue to be embraced by commercial and government sellers and professional buyers as a more efficient way of doing business.

We believe success breeds success.

Our ability to create liquid marketplaces for wholesale, surplus and salvage assets generates a continuous flow of goods from our commercial and government sellers. This flow of goods in turn attracts an increasing number of professional buyers to our marketplaces.

We had evidence of our unique model at work during the March quarter:

1.                                       We reported record gross merchandise volume, or GMV, of $43.8 million, representing 72% year-over-year growth. We were able to achieve this result primarily by further penetrating existing seller relationships. For example, we grew our commercial business by approximately 44% sequentially versus fiscal Q1 and by approximately 140% year-over-year during the March quarter. The growth in our commercial business was fueled by existing sellers further leveraging our value-added services and flowing more merchandise through our marketplaces.

An important byproduct of our growth is continued diversification of our seller contracts. During the March quarter, the DoD surplus contract decreased to approximately 52% of total GMV from approximately 79% in the prior year period.

We have a strong business pipeline and are in the early stages of growing our business with commercial sellers, such as large brick and mortar and online retailers, that will provide good long-term growth prospects for our company and continued diversification.

2.                                       Another strategic focus for LSI is increasing Buyer Participation in our online marketplaces.

During the March quarter we grew the breadth, quality and participation of our buyer base. During the quarter we added approximately 44,000 new registered buyers, representing 11% sequential quarterly growth, and, more importantly, we grew our total auction participants to a record 261,000, representing 16% sequential quarterly growth.

We continue to demonstrate our marketing capabilities by targeting and reaching the relevant professional buyer base with the appropriate information for the goods we sell. For example, we have been very pleased with our ability to reach the relevant buyers of scrap metal both domestically and internationally as we roll out this new vertical.

In our commercial business, which primarily involves the sale of store-returned merchandise in categories such as consumer electronics, general merchandise, building tools, apparel and housewares, we have had continued success in extracting and presenting the relevant information for these items through our online auction marketplaces. We continue to leverage our merchandising expertise to create the appropriate lot sizes and assortments of these goods, in order to improve the level of buyer participation and ultimately the sales value realized by our sellers.

For example, on behalf of one of our commercial sellers, NEW, we have created a liquid buyer base for consumer electronics purchased from big box retailers and returned under NEW’s extended warranty plans throughout the U.S. By leveraging our buyer base and merchandising know-how, we have improved NEW’s financial recovery on the sale of these items by approximately 400% versus their historical sales methods.

3.                                       Operationally, I would like to highlight a few accomplishments during the quarter:

During the March quarter we continued to improve the level of service we offer to our buyers. For example, we have utilized our increased transaction and associated shipping volumes to negotiate further discounts with small package and less-than-truckload carriers in order to pass further savings onto our buyers. By reducing transportation and logistics costs to our buyers, we increase their purchasing power and ultimately the pricing of the goods we sell.

Also, we continue to make enhancements to our online platform to enable buyers to more easily find and bid on items of interest. For example, we have further stratified items listed on our Liquidation.com marketplace by lot size, shipping terms, condition category, and geographic location. We have also added new search and navigation tools throughout our Liquidation.com, Government Liquidation and goWholesale marketplaces to improve usability.

During the quarter, we also completed the rollout of our Cranberry, New Jersey and Las Vegas, Nevada distribution centers to support the needs of commercial sellers in these two key logistics hubs in the U.S. These locations have integrated our Inventory Management System that enables LSI, and our clients, to track the merchandise that flows from our DC hubs into our marketplace. We have found that our DC business processes and operations provide significant value to our commercial sellers by obviating costs they would otherwise incur in tracking and storing goods in their own facilities, which are primarily dedicated to forward supply chain activities. By providing a turn-key solution, we believe we create very imbedded and value-added relationships with our sellers.

During the quarter, our back office operations performed well in supporting our increased transaction volume, as we processed approximately 48,000 completed transactions during the quarter, an increase of 30% versus the prior year period.

Next, I would like to highlight the fact that we have maintained our focus on profitable growth.

In the March quarter, we recorded our 14th consecutive profitable quarter with record EBITDA of approximately $3.8 million, representing a growth rate of approximately 131% versus the prior year period. We recorded diluted EPS of $0.08 per share for the quarter.

With regard to margins and profitability going forward, I would like to point out the following:

1.                                       We have operated as a public company only since February 23 and, therefore, the level of spending necessary to expand our accounting, back-office and financial controls infrastructure will increase. The March quarter was not fully encumbered by these and other public company operating costs.

2.                                       In order to execute against the demand for our solution in the marketplace, particularly in our commercial business, we will need to continue to invest in our operations and value-added services at higher rates than reflected in the March quarter. These important investments which we will make over the next several quarters will position LSI to build critical mass in the commercial marketplace that will drive long term growth for LSI and our shareholders.

3.                                       Finally, from time to time, we will roll out new contracts in a given quarter. In some cases investment will precede visible GMV and associated EBITDA—a good example would be our new DRMS contract in Germany, where we opened a new facility to support this new contract during the March quarter. In other cases, we may generate contract revenues before we have fully ramped up on the cost side—such as with our new facility in Las Vegas.

While such new roll-outs may impact short-term results, our objective is to deliver attractive contribution margins for the company over the long term.

Now, I would like to turn the discussion over to Jim Rallo, our Chief Financial Officer and Treasurer.

Thanks, Bill

The amount of gross merchandise volume, or GMV, transacted through our marketplaces increased $18.3 million, or 71.8%, to $43.8 million for the quarter ended March 31, 2006, from $25.5 million for the quarter ended March 31, 2005. We believe this increase is primarily attributable to (1) our scrap contract with the Department of Defense, which had its second full quarter of operations, (2) increased supply from our commercial sellers, which is primarily represented by our consignment business and grew approximately 140%, and (3) the addition of Wholesale411.com to our advertising business, which we acquired during May 2005, and thus was not in the prior period.

Revenue increased $14.7 million, or 65.4%, to $37.1 million for the quarter ended March 31, 2006 from $22.4 million for the quarter ended March 31, 2005.  This increase was primarily due to the items driving GMV growth.

Cost of goods sold (excluding amortization) increased $1.1 million, or 70.6%, to $2.6 million for the quarter ended March 31, 2006 from $1.5 million for the quarter ended March 31, 2005, primarily due to the increase in revenue. As a percentage of revenue, cost of goods sold (excluding amortization) increased to 7.0% in the quarter ended March 31, 2006 compared to 6.8% in the quarter ended March 31 2005, primarily due to an increase in gross merchandise volume from merchandise we purchased for our own account and sold on Liquidation.com.

Profit-sharing distributions increased $7.9 million, or 61.5%, to $20.7 million for the quarter ended March 31, 2006 from $12.8 million for the quarter ended March 31, 2005, which was primarily due to the addition of our scrap contract with the Department of Defense, which utilizes our profit-sharing model. As a percentage of revenue, profit-sharing distributions decreased to 55.8% in the quarter ended March 31, 2006, from 57.2% in the quarter ended March 31, 2005, which was primarily due to faster growth in our commercial business, where to date most of our sellers have adopted our consignment model.

Technology and operations expenses increased $1.2 million, or 33.2%, to $4.7 million for the quarter ended March 31, 2006 from $3.5 million for the quarter ended March 31, 2005.  The increase was primarily due to the addition of $0.8 million of technology and operations personnel expenses needed to support the growth in the business, of which $0.5 million related to the start-up of our scrap business and $0.3 million related to personnel needed to support the growth of our commercial business.  As a percentage of revenue, these expenses decreased to 12.8% in the quarter ended March 31, 2006 from 15.9% in the quarter ended March 31, 2005.  The decrease as a percentage of revenue is primarily the result of operating efficiencies gained as fixed costs, such as programming and customer support staff, were spread over a larger revenue base.

Sales and marketing expenses increased $0.9 million, or 72.5%, to $2.1 million for the quarter ended March 31, 2006 from $1.2 million for the quarter ended March 31, 2005.  As a percentage of revenue, these expenses increased to 5.7% in the quarter ended March 31, 2006 from 5.4% in the quarter ended March 31, 2005. The increase was due to the addition of $0.4 million of sales and marketing personnel expenses and $0.5 million in increased expenditures on marketing and promotional activities across our marketplaces needed to support our growth in gross merchandise volume.

General and administrative expenses increased $1.5 million, or 89.8%, to $3.2 million for the quarter ended March 31, 2006 from $1.7 million for the quarter ended March 31, 2005.  As a percentage of revenue, these expenses increased to 8.6% in the quarter ended March 31, 2006 from 7.5% in the quarter ended March 31, 2005.  The increase was primarily due to (1) our new scrap contract resulting in $0.4 million of additional general and administrative expenses, (2) costs of $0.4 million related to additional accounting, legal, insurance, compliance and other expenses related to public entity costs, and (3) costs of $0.3 million for executive and administrative staff to support our growth and the requirements of being a public company.

Amortization of contract intangibles of $0.2 million for the quarter ended March 31, 2006  resulted from our Department of Defense scrap contract, awarded during June 2005. This contract required us to purchase the rights to operate the scrap operations of the Department of Defense during the seven-year base term of the contract. The intangible asset created from the $5.7 million purchase is being amortized over 84 months on a straight line basis, which began in August 2005; thus no expense was incurred in the prior period.

Depreciation and amortization expenses were consistent at $0.1 million for the quarters ended March 31, 2006 and 2005.

Interest expense and other income, net, were consistent at $0.2 million for the quarters ended March 31, 2006 and 2005.  In conjunction with the completion of our initial public offering, we repaid the $2.4 million indebtedness associated with our senior credit facility as well as our $2.0 million subordinated note payable, in which we incurred approximately $171,000 of one-time charges for the early extinguishment of this note.

Income tax expense increased $0.8 million to $1.3 million for the quarter ended March 31, 2006 from $0.5 million for the quarter ended March 31, 2005, primarily due to the increase in income before provision for income taxes and the exhaustion of our remaining federal NOLs during the year ended September 30, 2005, where our effective tax rate was 22%, compared to 40% for the current period.

Net income increased $1.0 million to $1.9 million for the quarter ended March 31, 2006 from $0.9 million for the quarter ended March 31, 2005.  As a percentage of revenue, net income increased to 5.2% in the quarter ended March 31, 2006 from 3.9% in the quarter ended March 31, 2005.  The increase was due to the result of our growth in GMV, while leveraging our fixed expenses.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or adjusted EBITDA increased $2.2 million, or 134%, to $3.8 million for the quarter ended March 31, 2006 from $1.6 million for the quarter ended March 31, 2005.  As a percentage of revenue, adjusted EBITDA increased to 10.3% for the quarter ended March 31, 2006 from 7.3% for the quarter ended March 31, 2005.  The increase is primarily due to operating efficiencies gained as a result of the growth in GMV.

Basic Earnings Per Share increased $0.03 to $0.08 for the quarter ended March 31, 2006, based on 22.4 million weighted average shares outstanding, from $0.05 and 19.0 million weighted average shares outstanding for the quarter ended March 31, 2005.

Diluted Earnings Per Share increased $0.04 to $0.08 for the quarter ended March 31, 2006, based on 25.1 million diluted weighted average shares outstanding, from $0.04 and 22.5 million diluted weighted average shares outstanding for the quarter ended March 31, 2005.

I will now discuss the Company’s other key operating metrics, as I have already touched on GMV, which management believes allow us to monitor the success of our marketing programs, as well as our lotting and merchandising strategies.

Registered Buyers totaled approximately 459,000 at March 31, 2006, representing an increase of 131,000, or a 40% increase over the approximate 328,000 Registered Buyers at the end of March 31, 2005.

Auction Participants, which consist of registered buyers who have bid in an auction during the period, and are counted more than once if they bid in more than one auction, increased to a record 261,000 for the quarter ended March 31, 2006, representing an increase of 51,000, or approximately 24% over the 210,000 Auction Participants for the quarter ended March 31, 2005.

Completed Transactions increased to a record 48,000 for the quarter ended March 31, 2006, representing an increase of 11,000, or 30%, from 37,000 completed transactions for the quarter ended March 31, 2005.  The Company has seen a significant increase in average transaction size to over $900 for the quarter ended March 31, 2006 from approximately $700 for the quarter ended March 31, 2005.  This increase is being driven by our buyers, who are looking for larger merchandise lots, especially in our scrap business.

The Company completed its initial public offering of 5.0 million primary shares and 3.8 million secondary shares during the quarter, resulting in a strong balance sheet.  At March 31, 2006, LSI had $61.8 million of cash, current assets of $67.3 million and total assets of $79.1 million.  The Company utilized part of its proceeds to pay off the $4.4 million of debt, resulting in current liabilities of $19.5 million and long-term liabilities of

$0.2 million, for total liabilities of $19.7 million at March 31, 2006.  Stockholders’ Equity totaled $59.4 million at March 31, 2006.

Gross merchandise volume and revenue continue to diversify with the commercial sector growing over 100% and the introduction of our scrap contract over the last two quarters.  As a result, our surplus contract with the Department of Defense has decreased to 52.2% of GMV and 61.7% of revenue for the quarter ended March 31, 2006 compared to 79.3% and 90.1%, respectively, for the quarter ended March 31, 2005.

Our scrap contract accounted for 19.3% of GMV and 22.8% of revenue for the quarter ended March 31, 2006.

The Company has two primary pricing models, the profit-sharing model and the consignment model.

The amount of business coming from sellers utilizing our consignment model has increased significantly as this pricing model is primarily used by our commercial clients; the consignment model now represents 23.5% of GMV and 7.4% of revenue for the quarter ended March 31, 2006 compared to 16.7% and 4.7%, respectively, for the quarter ended March 31, 2005.

Thus, the profit-sharing model, which is currently represented by the Company’s two significant contracts with the Department of Defense, or our surplus and scrap contracts, now represents 71.5% of GMV and 84.5% of revenue for the quarter ended March 31, 2006 compared to 79.3% and 90.1%, respectively, for the quarter ended March 31, 2005.

The management team is providing the following guidance for the next quarter and fiscal year 2006, which reflects current business trends and our transition to a public company operating environment.  This guidance is based on the expectation of continued significant investment in the Company’s infrastructure and value-added services to support new business in both commercial and public sector markets, as well as incurring the costs of operating as a public company during the entire reporting period going forward.  We currently plan to open two more distribution centers over the next three quarters.  These distribution centers will be located in the Southeast and Midwest.  Our plan to expand our distribution center footprint is being driven by the demand of our commercial sellers for more value-added services and is reflected in the growth of our commercial business.  We would expect to have additional capital expenditures associated with our distribution center expansion, which may result in total capital expenditures for FY2006 of $1.0 to $1.5 million.  In addition, we have begun operations in Germany associated with the award of a new contract by the Department of Defense in January.  We expect the ramp-up period for this new contract to extend over at least the next two quarters, during which we anticipate generating start-up losses, as we invest in new staff and facilities.  Lastly, our guidance assumes EBITDA and Diluted EPS are adjusted for the effects of the adoption of FAS 123(R), which we estimate to be approximately $350,000 to $375,000 per quarter for the remaining two quarters of fiscal year 2006.

LSI expects GMV for FY2006 to be in the range of $160 million to $165 million.  In Q3-06, LSI expects GMV to be in the range of $40 million to $42 million.

LSI expects adjusted EBITDA for FY2006 to be in the range of $13.3 million to $13.5 million.  In Q3-06, LSI expects adjusted EBITDA to be in the range of $3.3 million to $3.5 million.

LSI estimates adjusted earnings per diluted share for the full year 2006 to be approximately $0.28.  In Q3-06, LSI estimates adjusted earnings per diluted share to be approximately $0.07.

I will now turn our discussion back over to Bill.

WRAP-UP

In summary, we are pleased with the progress we made during the March quarter as Liquidity Services made its debut as a public company. During this exciting and busy period our team remained focused on delivering outstanding results for our customers and stakeholders.

As we look forward, it is important to underscore that we are presently engaged with building the foundation for LSI to achieve sustainable, profitable growth for investors, as a public company, over the long term.

We will continue to build on our many strengths. We believe we have the leading online business-to-business marketplace brands in our space as well as the large lot liquidity and integrated services that are important to serving the needs of professional buyers and sellers.

Our team is excited by the long-term outlook for LSI to create value for commercial and public sector customers as a leader in the reverse supply chain.

Thanks for your attention and at this time we will open up the call to questions.